Exhibit 3.85

DELL PRODUCTS L.P.

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION

January 30, 2020

Dell Products L.P. (the “Partnership”), by and through its undersigned general partner, adopts the following in accordance with Sections 3.057 through 3.059 of the Texas Business Organizations Code (the “TBOC”).

1.	The name of the filing entity is Dell Products L.P., a Texas limited partnership.

2.

The Partnership was formed as a limited partnership on December 23, 1991 and issued file number 6260710 by the Secretary of State of the State of Texas (the “Secretary of State”). The Partnership filed an Amended and Restated Certificate of Limited Partnership (the “Amended and Restated Certificate”) on July 29, 2003 with the Secretary of State.

3.

This instrument restates the Amended and Restated Certificate, referred to herein as the certificate of formation, as amended and supplemented by all articles of amendment previously issued by the Secretary of State, and as further amended as set forth herein.

4.	This instrument further amends the certificate of formation of the Partnership by:

a.	Replacing all references to provisions of the Texas Revised Limited Partnership Act to the appropriate provisions of the TBOC.
b.	Adding Section 5, which names certain officers of the Partnership duly appointed by the General Partner.

5.

Each and every amendment described in paragraph 4 above has been made in accordance with the provisions of the TBOC. The amendments to the certificate of formation and the restated certificate of formation have been approved in the manner required by the TBOC and by the governing documents of the Partnership.

6.

The Second Amended and Restated Certificate of Formation attached hereto as Exhibit A accurately states the text of the certificate of formation being restated and each amendment thereto that is in effect, and as further amended herein. The attached Second Amended and Restated Certificate of Formation does not contain any other change except for the information permitted to be omitted by the provisions of the TBOC applicable to the Partnership. The existing certificate of formation of the Partnership and all amendments and supplements thereto are hereby superseded by the Second Amended and Restated Certificate of Formation attached hereto.

7.	This document is effective when filed by the Secretary of State of the State of Texas.

[Remainder of Page Left Intentionally Blank]

The undersigned affirms that the person designated as registered agent in the Second Amended and Restated Certificate of Formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Partnership to execute this Second Amended and Restated Certificate of Formation.

DELL PRODUCT GP L.L.C., general partner

By:	/s/ Robert L. Potts
Name: Robert L. Potts
Title: Senior Vice President and Assistant Secretary

EXHIBIT A

Second Amended and Restated Certificate of Formation of Dell Products L.P.

(see attached)

DELL PRODUCTS L.P.

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION

January 27, 2020

This Second Amended and Restated Certificate of Formation of Dell Products L.P. (the “Partnership”) was duly executed and is being filed by Dell Products GP L.L.C., a Delaware limited liability company, as general partner, in accordance with Sections 3.057 through 3.060 of the Texas Business Organizations Code (the “TBOC”). The following amends and restates the Amended and Restated Certificate of Limited Partnership, which was filed on July 29, 2003.

1.	The name of the Partnership is Dell Products L.P.

2.

The address of the registered office of the Partnership in the State of Texas is: Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company, 211 East 7th Street, Suite 620, Austin, Texas 78701-3218. The name of the registered agent of the Partnership at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.

3.	The address of the Partnership’s principal office in the United States where records are kept or made available is located at One Dell Way. Round Rock. Texas 78682.

4.	The name and address of the sole general partner of the Partnership are as follows:

Dell Products GP L.L.C.

One Dell Way

Round Rock. Texas 78682

5.	The following officers of the Partnership, among others, have been duly appointed by the general partner of the Partnership:

Name	Title	Address
Richard Jay Rothberg	General Counsel and Secretary	One Dell Way Round Rock, TX 78682

Robert Linn Potts	Senior Vice President and Assistant Secretary	One Dell Way Round Rock, TX 78682